Senesco Technologies Provides Corporate Update

BRIDGEWATER, N.J. (October 26, 2011) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE AMEX: SNT) provided an update on Company activities.

Clinical Trial Status Update

Senesco has its first clinical trial of SNS01-T open at the Mayo Clinic in Rochester, MN.  The study is an open-label, multiple-dose, dose-escalation study to evaluate the safety and tolerability of SNS01-T administered by intravenous infusion in patients with relapsed or refractory multiple myeloma. The study plan is to have four groups of patients with each group receiving increasingly higher doses.  The first group will be initiated as soon as the first patient is enrolled.   The study protocol calls for twice-weekly dosing at a fixed dose for 6 weeks with a 4 week observation period at the end of dosing before escalating to the next higher dose level.  While the primary objective is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to progression or relapse will be assessed using multiple well-established metrics including the monoclonal protein (M-protein).  Senesco is planning to open a second clinical site to enhance patient recruitment.

Agricultural Update

Senesco has provided licenses to several agricultural companies that continue to actively pursue crops that have been designed to have improved characteristics based on Senesco’s eIF5A technology.  Several of Senesco’s licensees currently are performing field trials to evaluate crops incorporating Senesco’s eIF5A technology.  Although not all the agricultural agreements are the same, they generally provide for payments upon the achievement of certain milestones, from time to time in the short term, and royalty payments if products are marketed by the licensees.

Plans for the 2012 Fiscal Year

On October 24, 2011, Senesco outlined its plans for the current fiscal year.  The Company’s focus is on multiple aspects of clinical development, financial planning and corporate development.

•	Contributions relating to the development of our SNS01-T assets:
o	Demonstrate the pre-clinical effects of SNS01-T in combination with certain approved therapeutic products;
o	Develop an improved SNS01-T formulation;
o	Complete treatment under the Phase 1b/2a clinical study for SNS01-T in multiple myeloma; and
o	Plan a clinical study for SNS01-T in B cell cancers in addition to multiple myeloma;

•	Contributions relating to finance objectives:
o	Maintain sufficient working capital and plan and execute financing activities; and
o	Regain and maintain NYSE Amex compliance;

•	Contributions relating to corporate development:
o	Expand product portfolio; and
o	Investigate partnering opportunities.

Financial Update

On September 28, 2011, Senesco reported that as of June 30, 2011, the Company had cash and cash equivalents in the amount of $3,609,954, compared to cash and cash equivalents of $8,026,296, as of June 30, 2010.  The Company plans to fund research and development and commercialization activities by, utilizing their current cash balance and investments, achieving milestones set forth in current licensing agreements and through the placement of equity and / or debt instruments.

Today Senesco reported that it has received a notice from the NYSE Amex LLC (the “NYSE Amex”) providing notification that the Company does not meet one of the NYSE Amex’s continued listing standards.  To maintain an NYSE Amex listing, the Company must submit a plan by November 21, 2011 advising the NYSE Amex of action it has taken, or will take, to regain compliance. The Company will prepare and submit such a plan to the NYSE Amex on or before November 21, 2011.

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Senesco Technologies, Inc.

Senesco Technologies is leveraging proprietary technology that regulates programmed cell death, or apoptosis. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications treating certain inflammatory and ischemic diseases. The Company has initiated a clinical study for SNS01-T in multiple myeloma. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the Company’s ability to comply with the continued listing standards of the NYSE Amex, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Company:
Senesco Technologies, Inc.
Leslie J. Browne, Ph.D., 908-864-4444
President & CEO
or
Investor Relations:
CEOcast, Inc.
Robert Woods, 212-732-4300
rwoods@ceocast.com